Exhibit 99.1

Reed’s, Inc. Announces Revised Effective Date for Reverse Stock Split

Friday, January 27, 2023

Norwalk, CT, (January 25, 2023) — Reed’s, Inc. (NASDAQ: REED) (“Reed’s” or the “Company”), owner of the nation’s leading portfolio of handcrafted, natural ginger beverages, announced today that due to unanticipated delays in processing outside the Company’s control, the previously announced reverse stock split, which was to be effective with the open of The Nasdaq Stock Market on January 26, 2023, will instead take effect with the open of the market on Friday, January 27, 2023. The Company will trade on a post-split basis under its current trading symbol “REED”. However, upon implementation of the reverse split, the Company’s common stock will begin trading under new CUSIP 758338305.

Upon implementation of the reverse stock split, every 50 shares of the Company’s issued and outstanding common stock will automatically convert into one share of common stock without any change to the par value of $0.0001 per share and the amount of common stock outstanding will be reduced from approximately 126 million shares to approximately 2.5 million shares. Proportional adjustments will be made to the number of shares of common stock issuable upon exercise of Reed’s outstanding stock options and warrants, as well as the applicable exercise price.

Reed’s expects that the reverse stock split, which was approved by shareholders at a special shareholder meeting on January 24, 2023, will increase the market price per share of the Company’s common stock and enable the Company to evidence compliance with the $1.00 minimum bid price requirement for continued listing on Nasdaq. The Company intends to continue to pursue additional actions to satisfy the exchange’s minimum stockholders’ equity requirement.

Registered shareholders holding pre-split shares of the Company’s common stock are not required to take any action to receive post-split shares. Shareholders owning shares via a broker, bank, trust or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to such broker’s particular processes, and will not be required to take any action in connection with the reverse stock split.

No fractional shares will be issued in connection with the reverse stock split. Any fractional shares created as a result of the reverse stock split will be rounded up to the nearest whole share for each stockholder. The reverse stock split impacts all holders of Reed’s common stock proportionally and will not impact any shareholders’ percentage ownership of common stock (except as to rounding up changes).

Additional information regarding the reverse stock split is available on the Form 8-K filed today, as well as in the Company’s definitive proxy statement (Form DEF 14A) filed with the United States Securities and Exchange Commission on December 28, 2022.

Any additional questions can be directed to the Company’s transfer agent, Transfer Online, at info@transferonline.com.

About Reed’s, Inc.

Reed’s is an innovative company and category leader that provides the world with high quality, premium and naturally bold™ better-for-you beverages. Established in 1989, Reed’s is a leader in craft beverages under the Reed’s®, Virgil’s® and Flying Cauldron® brand names. The Company’s beverages are now sold in over 45,000 stores nationwide.

Reed’s is known as America’s #1 name in natural, ginger-based beverages. Crafted using real ginger and premium ingredients, the Reed’s portfolio includes ginger beers, ginger ales, ready-to-drink ginger mules, hard ginger ale, ginger shots, and ginger candies. The brand has recently successfully expanded into the zero-sugar segment with its proprietary, natural sweetener system.

Virgil’s® is an award-winning line of craft sodas, made with the finest natural ingredients and without GMOs or artificial preservatives. The brand offers an array of great tasting, bold flavored sodas including Root Beer, Vanilla Cream, Black Cherry, Orange Cream, and more. These flavors are also available in nine zero sugar varieties which are naturally sweetened and certified ketogenic.

Flying Cauldron® is a non-alcoholic butterscotch beer prized for its creamy vanilla and butterscotch flavors. Sought after by beverage aficionados, Flying Cauldron is made with natural ingredients and no artificial flavors, sweeteners, preservatives, gluten, caffeine, or GMOs.

For more information, visit drinkreeds.com, virgils.com and flyingcauldron.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements reflect Reed’s expectations about its future performance and opportunities that involve substantial risks and uncertainties. When used herein, the words “anticipate,” “believe,” “estimate,” “may,” “upcoming,” “plan,” “target,” “goal,” “intend” and “expect” and similar expressions, as they relate to Reed’s or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information available to Reed’s as of the date of publication, including Reed’s ability to realize any anticipated benefits from the reverse stock split, including maintaining its listing on the Nasdaq Capital Market and attracting new investors. These risks and uncertainties include, among other things, risks related to market, economic and other conditions, Reed’s ability to comply with the financial and other covenants under its debt obligations, Reed’s ability to manage costs and execute on its operational and budget plans, Reed’s ability to achieve its financial goals, and Reed’s ability to comply with all listing requirements of the Nasdaq Capital Market, the impacts of further inflation and other risks detailed from time to time in Reed’s public filings, including Reed’s annual report on Form 10-K filed on April 15, 2022 and subsequent reports filed with the Securities and Exchange Commission, which are available on the Securities and Exchange Commission’s web site at www.sec.gov. These forward-looking statements are based on current expectations and speak only as of the date hereof. Reed’s assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Relations Contact

Sean Mansouri, CFA

Elevate IR

ir@reedsinc.com

(720) 330-2829